                    ----------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            SUNSTAR HEALTHCARE, INC.
                         -------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                 ----------------------------------------------
                         (Title of Class of Securities)

                                   867939-10-0
                              ---------------------
                                 (CUSIP Number)

                                 April 12, 1999
                              ---------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.:    867939-10-0
           --------------
--------------------------------------------------------------------------------
(1)    Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
       Persons:

        BERTHEL SBIC, LLC          52-2040126
--------------------------------------------------------------------------------
(2)    Check the Appropriate Box if a Member of a Group (See Instructions).:

           (a) [ ]

           (b) [ ]
--------------------------------------------------------------------------------
(3)    SEC Use Only

--------------------------------------------------------------------------------
(4)    Citizenship or Place of Organization:     Iowa corporation

--------------------------------------------------------------------------------
  Number of         (5)  Sole Voting Power:
   Shares                       386,667
 Beneficially            -------------------------------------------------------
   Owned by         (6)  Shared Voting Power
    Each                        0
  Reporting              -------------------------------------------------------
  Person With       (7)  Sole Dispositive Power
                                386,667
                         -------------------------------------------------------
                    (8)  Shared Dispositive Power
                                0
--------------------------------------------------------------------------------
(9)    Aggregate Amount Beneficially Owned by Each Reporting Person:

                                 386,667
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

                               Not Applicable
--------------------------------------------------------------------------------
(11)   Percent of Class Represented by Amount in Row 9:

                                   11.7%
       -------------------------------------------------------------------------
(12)   Type of Reporting Person (See Instructions):

                                     CO
       -------------------------------------------------------------------------

Item 1   (a) Name of Issuer:  SUNSTAR HEALTHCARE, INC.

         (b) Address of Issuer's Principal Executive Offices:
                                              300 International Drive, Suite 230
                                                  Heathrow, Florida 32746

Item 2   (a)   Names of Persons Filing:  Berthel SBIC, LLC

         (b)   Address or Principal Business Office or, if none, Residence:

                               100 Second St. S.E.
                               Cedar Rapids, Iowa 52401

         (c)   Citizenship:  Organized under the laws of Delaware

         (d)   Title of Class of Securities:   Common Stock,  par value $.001
                                               per share

         (e)   CUSIP No.:   867939-10-0
                          ---------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is
               a:   Not Applicable

Item 4 (a) - (c).     Ownership

         The information in items 1 and 5-11 on the cover pages (p 2) of this statement on Schedule 13G is hereby incorporated by reference.

Item 5.        Ownership of 5 Percent or Less of a Class.  [ ] Not Applicable

Item 6. Ownership of More than 5 Percent on Behalf of Another Person: Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company: Not Applicable.

Item 8.        Identification and Classification of Members of the Group: Not
               Applicable

Item 9.        Notice of Dissolution of Group: Not Applicable

Item 10.       Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purposes of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        January 10,  2000
                                        -----------------------------
                                               Date


                                        /s/ Henry Royer
                                        -----------------------------
                                        Henry Royer, President
                                        Berthel SBIC, LLC